Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement of our report dated July 31, 2026, relating to the consolidated financial statements of Yatra Online, Inc. (the Company) appearing in the Company’s Annual Report on Form 20-F for the year ended March 31, 2026.

BDO India Services Private Limited

(Predecessor firm BDO India LLP)

Gurugram, India

August 5, 2026